Exhibit 10.2
EXECUTION VERSION
SIXTH AMENDMENT TO THE
RECEIVABLES FINANCING AGREEMENT
This SIXTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of January 28, 2022, is entered into by and among NUSTAR FINANCE LLC, as Borrower (the “Borrower”), NUSTAR ENERGY L.P., as initial Servicer (the “Servicer”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Lender, PNC, as a Group Agent, and PNC, as Administrative Agent (in such capacity, the “Administrative Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.      The parties hereto have entered into a Receivables Financing Agreement, dated as of June 15, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.         Concurrently herewith, the Borrower, the Servicer, the Group Agent and the Administrative Agent, are entering into that certain Fifth Amended and Restated Fee Letter, dated as of the date hereof (the “Amended Fee Letter”).

C.          The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.  Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended to incorporate the changes on the marked pages to the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2.    Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)      Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

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(b)    Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or equity.

(c)      No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

SECTION 3.  Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.    Effectiveness. This Amendment shall become effective as of the date hereof upon (a) receipt by the Administrative Agent of counterparts of this Amendment duly executed by each of the parties hereto, (b) receipt by the Administrative Agent of counterparts of the Amended Fee Letter duly executed by each of the parties thereto, and (c) the Administrative Agent having received confirmation that the “Amendment Fee” set forth in the Amended Fee Letter has been paid in accordance with the terms thereof.

SECTION 5.   Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

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SECTION 8.    GOVERNING LAW AND JURISDICTION.

(a)        THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)        EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9.  Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

NUSTAR FINANCE LLC

By:	/s/ Christopher C. Russell
Name: Christopher C. Russell
Title: Vice President and Treasurer

NUSTAR ENERGY L.P., as the Servicer

By:	Riverwalk Logistics, L.P., its general partner

By	NuStar GP, LLC, its general partner

By:	/s/ Christopher C. Russell
Name: Christopher C. Russell
Title: Vice President and Treasurer

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PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Managing Director

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EXHIBIT A

Amendments to Receivables Financing Agreement

RECEIVABLES FINANCING AGREEMENT
Dated as of June 15, 2015
by and among
NUSTAR FINANCE LLC,
as Borrower,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders and as Group Agents,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
NUSTAR ENERGY L.P.,
as initial Servicer

PNC CAPITAL MARKETS LLC,
as Structuring Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
		Page

SECTION 14.15.	USA Patriot Act	116

SECTION 14.16.	Right of Setoff	116

SECTION 14.17.	Severability	116

SECTION 14.18.	Mutual Negotiations	116

SECTION 14.19.	Captions and Cross References	117

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(continued)
Page

EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	Form of Weekly Report
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses

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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 15, 2015 by and among the following parties:

(i)          NUSTAR FINANCE LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)         the Persons from time to time party hereto as Lenders and as Group Agents;

(iii)        PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent; and

(iv)       NUSTAR ENERGY L.P., a Delaware limited partnership (“NuStar”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreement.  The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AAA Eligible Foreign Obligor” means an Eligible Foreign Obligor that is organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating of at least “AAA” by S&P or “Aaa” by Moody’s.

“AAA Eligible Foreign Obligor Group” means, at any time of determination, all AAA Eligible Foreign Obligors at such time.

“AA Eligible Foreign Obligor” means an Eligible Foreign Obligor, that is not a AAA Eligible Foreign Obligor, that is organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating of at least “AA” by S&P or “Aa2” by Moody’s.

“AA Eligible Foreign Obligor Group” means, at any time of determination, all AA Eligible Foreign Obligors at such time.

“A Eligible Foreign Obligor” means an Eligible Foreign Obligor, that is neither a AAA Eligible Foreign Obligor nor a AA Eligible Foreign Obligor that is organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating of at least “A” by S&P or “A2” by Moody’s.

“A Eligible Foreign Obligor Group” means, at any time of determination, all A Eligible Foreign Obligors at such time.

“Accrual Period” means, with respect to each Loan, (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI.

“Adverse Claim” means any Lien other than Permitted Liens; it being understood that any Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party, each Program Support Provider, and each Liquidity Agent.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer:  (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Lender, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be.  For purposes of this definition, control of a Person shall mean the power, direct or indirect:  (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliate Collections” means, with respect to any Affiliate Receivable: (a) all funds that are received by any Affiliate of NuStar in payment of any amounts owed in respect of such Affiliate Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Affiliate Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable and available to be applied thereon) and (b) all other proceeds of such Affiliate Receivable.

“Affiliate Receivable” means any indebtedness and other obligations owed to any Person that is an Affiliate of NuStar, arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that Affiliate Receivable shall exclude all Pool Receivables.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Contra Account Amount” means, at any time of determination, the aggregate Contra Account Amount of all Obligors at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations  administered or enforced in any jurisdiction in which the Parent or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Applicable Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.  For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or any Affiliate of any entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee, such Committed Lender’s Group Agent and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(i).

“Attorney Costs” means and includes, (i) with respect to the Credit Parties, all reasonable and properly documented fees, costs, expenses and disbursements of any single law firm for the Credit Parties and their respective Affiliates taken as a whole and, in the case of any conflict of interest, one additional counsel to each group of affected Credit Parties similarly situated taken as a whole; and (ii) with respect to the Originators, all reasonable and properly documented fees, costs, expenses and disbursements of any single law firm for the Originators and their respective Affiliates taken as a whole and, in the case of any conflict of interest, one additional counsel to each group of affected Originators similarly situated taken as a whole.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a)          the Prime Rate;

(b)          0.50% per annum above the latest Overnight Bank Funding Rate; and

(c)          1.00% per annum above Daily Simple SOFR, so long as Daily Simple SOFR is offered, ascertainable and not unlawful.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 3.01(a)(ii)(B).

“BBB Eligible Foreign Obligor” means an Eligible Foreign Obligor, that is none of a AAA Eligible Foreign Obligor, a AA Eligible Foreign Obligor or an A Eligible Foreign Obligor, that is organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating of at least “BBB-” by S&P or “Ba1” by Moody’s.

“BBB Eligible Foreign Obligor Group” means, at any time of determination, all BBB Eligible Foreign Obligors at such time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination,  an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the lesser of (i) the Borrowing Base at such time and (ii) the Facility Limit at such time.

“Borrowing Tranche” means specified portions of Loans consisting of simultaneous loans of the same Type, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Daily Rate Loans of the same Type shall be considered one Borrowing Tranche.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the SOFR Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or pursuant to Section 2.02(d) or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower).  A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which:  (a) banks are not authorized or required to close in San Antonio, Texas, Pittsburgh, Pennsylvania, or New York City, New York and (b) when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any SOFR Rate Loan, the term “Business Day” means any such day Term SOFR or SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto.

“Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01 and by prepayments of Capital made pursuant to Section 2.02(d) and (f); provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a)          NuStar Logistics ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims;

(b)        NuStar ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator;

(c)           any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims;

(d)          prior to the Simplification Effective Time, the occurrence of any transaction that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becoming the Beneficial Owner, directly or indirectly, of more than 50% of the general partner interests in NuStar; or

(e)           from and after the Simplification Effective Time:

(i)      100% (and not less than 100%) of the issued and outstanding Capital Stock of the general partner of NuStar shall cease to be owned, directly or indirectly, or the general partner of NuStar shall cease to be Controlled, directly or indirectly, by NuStar; or

(ii)      Riverwalk Logistics ceases to be the sole general partner of NuStar; or NuStar GP, LLC ceases to be the sole general partner of Riverwalk Logistics; or

(iii)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of NuStar; or

(iv)     the board of directors (or other equivalent governing body) of NuStar GP, LLC ceases to be the applicable governing body of NuStar; or

(v)     occupation of a majority of the seats (other than vacant seats) on the board of directors (or other equivalent governing body) of NuStar GP, LLC by Persons who were not (A) directors of NuStar GP, LLC as of the Simplification Effective Time, or nominated or appointed by the board of directors (or other equivalent governing body) of NuStar GP, LLC or (B) appointed by directors so nominated or appointed.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 15, 2015.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collections” means, with respect to any Pool Receivable:  (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assignment and Acceptance Agreement, Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e).  If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Committed Lenders” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 17.50%, (ii) for any Group B Obligor, 15.00%, (iii) for any Group C Obligor, 12.50% and (iv) for any Group D Obligor, 3.00%, and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent (with the prior written consent of each Group Agent) may approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrative Agent may (or, at the direction of any Group Agent shall), upon not less than five (5) Business Days’ notice to the Borrower, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above.  In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Limit
Valero Energy Corporation and subsidiaries	19%
Delek US Holdings, Inc. and subsidiaries	8%
Trafigura Group Pte. Ltd. and subsidiaries	7%

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors, (c) the largest Obligor Percentage of the Group B Obligors and (d) 16.0%.

“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender”.

“Conforming Changes” means, with respect to any SOFR Rate or Daily Simple SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Accrual Period,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any SOFR Rate or Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in  a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any SOFR Rate or Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contra Account Amount” means, at any time of determination and with respect to any Obligor, an amount equal to (i) at any time prior to the occurrence of a Level 1 Ratings Event (a) if such Obligor has a formal netting arrangement with any Originator or any of its Affiliates (to the extent such arrangement permits such Obligor or any of its Affiliates to offset amounts owed in respect of Receivables against amounts owed by an Originator or an Affiliate of any Originator to such Obligor or any of its Affiliates), the lesser of (I) the Contra Amount at such time with respect to such Obligor and (II) the Outstanding Balance of all Pool Receivables, the Obligor of which is such Obligor or (b) if neither such Obligor nor any of its Affiliates has a formal netting arrangement with any Originator or any of its Affiliates, zero ($0) and (ii) at any time on or after the occurrence of a Level 1 Ratings Event, the lesser of (a) the Contra Amount at such time with respect to such Obligor, if any, and (b) the Outstanding Balance of all Pool Receivables, the Obligor of which is such Obligor.

“Contra Amount” means at any time of determination and with respect to any Obligor, the aggregate amounts of indebtedness and other obligations owed to such Obligor and its Affiliates by any Originator or any of its Affiliates, including, without limitation, any such indebtedness or obligations arising in connection with the sale of goods or rendering of services by such Obligor or its Affiliates to any Originator or any of its Affiliates.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Amendment Conditions” means with respect to any amendment, modification or waiver of any Contract, the satisfaction of the following conditions: (i) such action shall not, and shall not be deemed to, change the number of days any Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable (if such status is applicable to such Receivable prior to such action) or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) such action shall not reduce the Outstanding Balance of any Pool Receivable, (iv) such action shall not amend, modify or waive the terms of any invoice with respect to any Pool Receivable and (v) such action shall not have a material adverse effect on any Pool Receivable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with NuStar GP, LLC or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Covered Entity” means (a) the Borrower, the Parent, each of Parent’s Subsidiaries, all Originators, the Performance Guarantor, the Servicer, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of October 29, 2014, among NuStar Logistics, NuStar, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect, and delivered to the Administrative Agent in writing, on the Closing Date, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Party” means each Lender, the Administrative Agent and each Group Agent.

“Daily Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Daily Rate Loan Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 3.01(a)(ii).

“Daily Simple SOFR” means, for any day, the sum of the sum of (i) the SOFR Credit Spread Adjustment and (ii) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided further, that if Daily Simple SOFR, determined as provided above, would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.

 “Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to:  (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:  (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the month that is three Fiscal Months before such month.

“Defaulted Receivable” means a Receivable:

(a)         as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment;

(b)        as to which any payment, or part thereof, remains unpaid for less than 61 days from the original due date for such payment and an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto; or

(c)         that, consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Borrower’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:  (a) the sum of (I) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, plus (II) the aggregate amount of Deemed Collections as of such date with respect to such Delinquent Receivables, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing:  (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during such Fiscal Month, plus (ii) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the preceding Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means, for any Fiscal Month, the greater of (i) 0.25% and (ii) the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of such Fiscal Month by dividing:  (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio multiplied by (b) the sum of (i) 2.5 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between:  (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any Approved Fund and (iii) any other financial institution.

“Eligible Foreign Obligor” means any Foreign Obligor that is organized in, and whose principal place of business is in, any country other than a Sanctioned Jurisdiction.

“Eligible Foreign Obligor Concentration Percentage” means, (i) for the AAA Eligible Foreign Obligor Group, 30.00%, (ii) for the AA Eligible Foreign Obligor Group, 5.00%, (iii) for the A Eligible Foreign Obligor Group, 5.00%, (iv) for the BBB Eligible Foreign Obligor Group, 5.00%, (v) for the Non-Investment Grade Eligible Foreign Obligor Group, 2.50% and (vi) for the Other Eligible Foreign Obligor Group, 0.00%.

“Eligible Foreign Obligor Groups” means (i) the AAA Eligible Foreign Obligor Group, (ii) the AA Eligible Foreign Obligor Group, (iii) the AA Eligible Foreign Obligor Group, (iv) the A Eligible Foreign Obligor Group, (v) the BBB Eligible Foreign Obligor Group, (vi) the Eligible Non-Investment Grade Foreign Obligor Group and (vii) the Other Eligible Foreign Obligor Group.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)         the Obligor of which is: (i) a resident of the United States of America or is an Eligible Foreign Obligor; (ii) none of a Governmental Authority, an Excluded Obligor or a Sanctioned Person; (iii) not the subject of any Insolvency Proceeding; (iv) not an Affiliate of the Borrower, the Servicer, the Parent or any Originator; and (v) not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables;

(b)       that is denominated and payable only in U.S. dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Lock-Box Account in the United States of America;

(c)         that does not have a stated maturity that is 61 days or more after the invoice date of such Receivable;

(d)         that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;

(e)         that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(f)         that has been transferred by an Originator to the Borrower pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(g)        that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(h)         with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(i)         that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; in each case, other than to the extent of amounts included in the Contra Account Amount for the related Obligor;

(j)          that satisfies, in all material respects, the applicable requirements of the Credit and Collection Policy;

(k)        that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(l)          in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);

(m)        for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(n)         that constitutes an “account” or “general intangible” as defined in the UCC, and that is not evidenced by instruments or chattel paper;

(o)         that is neither a Defaulted Receivable nor a Delinquent Receivable;

(p)        that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower and such Receivable shall have been billed or invoiced and the related goods or merchandise shall have been shipped and/or services performed;

(q)         for which such Receivable shall have been billed or invoiced by or on behalf of the Servicer within thirty (30) days following creation thereof;

(r)          that does not constitute as-extracted collateral, as such term is used in the UCC;

(s)         that (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(t)          that does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods; and

(u)         that the payments with respect thereto are free and clear of any withholding tax, VAT, service tax, sale tax or other Tax.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual violation by any Credit Party of any applicable Anti-Terrorism Law if the Lenders or Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Event of Default” has the meaning specified in Section 10.01.  For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means, the sum, without duplication, of:

(a) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligor, over (ii) the product of (x) 30.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c) the sum of the amounts calculated for each of the Eligible Foreign Obligor Groups equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of the Eligible Foreign Obligors in such Eligible Foreign Obligor Group, over (ii) the product of (x) such Eligible Foreign Obligor Group’s Eligible Foreign Obligor Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” means each Obligor designated as an “Excluded Obligor” pursuant to the Excluded Obligor Letter Agreement.

“Excluded Obligor Letter Agreement” means that certain letter agreement re: Excluded Obligors, dated as of the Fourth Amendment Date, among the Borrower, the Servicer, the Group Agents and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) the Obligor of which is an Excluded Obligor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed pursuant to FATCA and (d) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f).

“Exiting Group” has the meaning set forth in Section 2.02(h).

“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Lenders, which as of September 3, 2020, is equal to $100,000,000, as reduced from time to time pursuant to Section 2.02(e) or increased pursuant to Section 2.02(g); provided, however, that at no time shall any such increase cause the Facility Limit to exceed $200,000,000. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 3.07.

“Fees” has the meaning specified in Section 3.07.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, (iii) all other amounts (other than contingent indemnification obligations) owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer, the assistant treasurer or any other authorized person acting in such capacity, of such Person.

“Fiscal Month” means each calendar month.

“Fitch” means Fitch Ratings, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Obligor” means an Obligor that is organized in, or whose principal place of business is in, any country other than the United States.

“Fourth Amendment Date” means April 29, 2019.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group” means, (i) for any Conduit Lender, such Conduit Lender, together with such Conduit Lender’s Related Committed Lenders and related Group Agent, (ii) for PNC, PNC as a Committed Lender and as a Group Agent, (iii) for any other Lender that does not have a related Conduit Lender, such Lender, together with such Lender’s related Group Agent and each other Lender for which such Group Agent acts as a Group Agent hereunder.  Each Group shall be reflected on Schedule I hereto or in the related Assumption Agreement or Assignment and Acceptance Agreement, as applicable.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) with short-term ratings of at least:  (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” by S&P on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and non-credit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Al” by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and non-credit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) is rated by only one of such rating agencies, then such Obligor (or its parent or majority owner, as applicable) will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on Schedule I to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor, with short-term ratings of at least:  (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB” by S&P on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baa2” by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) is rated by only one of such rating agencies, then such Obligor (or its parent or majority owner, as applicable) will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least:  (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-” by S&P on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) is rated by only one of such rating agencies, then such Obligor (or its parent or majority owner, as applicable) will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above.  Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Lenders within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit E.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for any Accrual Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Accrual Period (or portion thereof) in accordance with Article III.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under a Term Rate Loan Option.  Subject to the last sentence of this definition, such period shall be one Month.  Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the date of such Loan if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term Rate Loan Option if the Borrower is renewing or converting to Term Rate Loan Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Scheduled Termination Date.

“Interest Rate Option” means any Term Rate Loan Option or Daily Rate Loan Option.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LCR Security” means any commercial paper or security (other than equity securities issued to NuStar or any Originator that is a consolidated subsidiary of NuStar under GAAP) within the meaning of Paragraph __.32(e)(1)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means the Conduit Lenders and the Committed Lenders.

“Level 1 Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) NuStar Logistics’ Long Term Corporate Rating by S&P is below BB-, (ii) NuStar Logistics’ Long Term Corporate Family Rating by Moody’s is below Ba3, (iii) NuStar Logistics does not have a Long Term Corporate Rating by S&P or (iv) NuStar Logistics does not have a Long Term Corporate Family Rating by Moody’s.

“Level 2 Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) NuStar Logistics’ Long Term Corporate Rating by S&P is below B-, (ii) NuStar Logistics’ Long Term Corporate Family Rating by Moody’s is below B3, (iii) NuStar Logistics does not have a Long Term Corporate Rating by S&P or (iv) NuStar Logistics does not have a Long Term Corporate Family Rating by Moody’s.

“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity for such Conduit Lender’s Loans.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Lender pursuant to the terms of a Liquidity Agreement.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving or concentrating Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the five (5) most recent Fiscal Months, by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.5, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders in all Groups).

“Material Adverse Effect” means a material adverse effect on any of the following:

(a)       the assets, operations, business or financial condition of the Borrower, the Servicer (so long as NuStar or an Affiliate of NuStar is the Servicer), the Performance Guarantor or any Originator, as applicable;

(b)       the ability of the Borrower, the Servicer (so long as NuStar or an Affiliate of NuStar is the Servicer), the Performance Guarantor or any Originator, as applicable, to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)         the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of any material portion of the Pool Receivables; or

(d)         the status, perfection, enforceability or priority of the Administrative Agent’s security interest in a material portion of the Collateral.

“Maturity Date” means the earlier to occur of (a) the Scheduled Termination Date and (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01.

“Merger Sub” means Marshall Merger Sub LLC, a Delaware limited liability company.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months multiplied by (b) the Dilution Horizon Ratio.

“Month”, with respect to an Interest Period under the Term Rate Loan Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Interest Period for a Term Rate Loan begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Servicer (so long as NuStar or an Affiliate of NuStar is the Servicer), any Originator, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination:  (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Aggregate Contra Account Amount, minus (c) the Excess Concentration.

“Non-Investment Grade Eligible Foreign Obligor” means an Eligible Foreign Obligor that is none of a AAA Eligible Foreign Obligor, a AA Eligible Foreign Obligor, an A Eligible Foreign Obligor or a BBB Eligible Foreign Obligor, which is organized in, whose principal place of business is in, and is a resident of, a country that has a long-term sovereign foreign-currency rating of at least “B-” by S&P and “B3” by Moody’s.

“Non-Investment Grade Eligible Foreign Obligor Group” means, at any time of determination, all Non-Investment Grade Eligible Foreign Obligors at such time.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.

“NuStar” has the meaning set forth in the preamble to this Agreement.

“NuStar Logistics” means NuStar Logistics, L.P., a Delaware limited partnership.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Eligible Foreign Obligor” means an Eligible Foreign Obligor, that is none of a AAA Eligible Foreign Obligor, a AA Eligible Foreign Obligor, an A Eligible Foreign Obligor, a BBB Eligible Foreign Obligor or a Non-Investment Grade Eligible Foreign Obligor.

“Other Eligible Foreign Obligor Group” means, at any time of determination, all Other Eligible Foreign Obligors at such time.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.03(k) or Section 14.03(l)).

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means NuStar Logistics.

 “Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which any Originator, the Borrower or any other member of the Controlled Group may have any liability, contingent or otherwise.

“Performance Guarantor” means NuStar.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Holder” means NuStar GP Holdings, LLC, a Delaware limited liability company, or any successor to NuStar GP Holdings, LLC.

“Permitted Lien” means:

(a)        inchoate liens for taxes, assessments or governmental charges or levies not yet due, other than taxes, assessments, other governmental charges and levies being contested in good faith by appropriate proceedings;

(b)        liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of business securing obligations that are not due and payable, other than liens, assessments and other governmental charges being contested in good faith by appropriate proceedings; and

(c)          bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in a Lock-Box Account to the extent such liens, rights of setoff and other similar liens are not terminated pursuant to a Lock-Box Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Pro Rata Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders in such Committed Lender’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for:  (a) the issuance of one or more letters of credit for the account of any Conduit Lender, (b) the issuance of one or more surety bonds for which any Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Lender to any Program Support Provider of any Loan (or portions thereof or participation interest therein) maintained by such Conduit Lender and/or (d) the making of loans and/or other extensions of credit to any Conduit Lender in connection with such Conduit Lender’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Lender, any Liquidity Provider and any other Person (other than any customer of such Conduit Lender) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender pursuant to any Program Support Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Lender).

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” does not include any Excluded Receivable.  Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(c).

“Reinvestment” has the meaning set forth in Section 4.01(a).

“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as part of the same Group as such Conduit Lender as set forth on Schedule I of this Agreement or in any Assumption Agreement.

“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on Schedule I hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Lender, as the case may be.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)         all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)         all instruments and chattel paper that may evidence such Receivable;

(c)        all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)       all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e)         all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause any Credit Party to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any Collateral becomes Embargoed Property; or (d) any Covered Entity otherwise violates any of the representations, warranties or covenants set forth in Sections 7.01(o), 7.01(p), 7.02(r), 7.02(s), 8.01(v), or 8.02(p) of this Agreement.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $5,000,000.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Riverwalk Logistics” means Riverwalk Logistics, L.P., a Delaware limited partnership.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.

 “Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Laws apply to this Agreement.

 “Scheduled Termination Date” means January [31], 2025, as such date may be extended from time to time pursuant to Section 2.02(h).

“SEC” shall mean the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Borrower Indemnified Party.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” shall mean the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Accrual Period or any Interest or Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Simplification Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2018, by and among NuStar, Riverwalk Logistics, NuStar GP, LLC, a Delaware limited liability company, Merger Sub, NuStar GP Holdings, LLC, a Delaware limited liability company, and Riverwalk Holdings, LLC, a Delaware limited liability company.

“Simplification Effective Time” means the “Effective Time” as defined in the Simplification Agreement.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website. The SOFR shall be adjusted with respect to any Loan to which the SOFR Rate Option applies that is outstanding on the effective date of any change in the SOFR Reserve Percentage as of such effective date and the Administrative Agent shall give prompt notice to the Borrower of the SOFR Rate Loans as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Credit Spread Adjustment” means 0.13%.

“SOFR Rate” means, with respect to Loans comprising any Borrowing Tranche to which Term SOFR applies for any Interest Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) SOFR two (2) Business Days prior to the first day of such Interest Period and having a term comparable to such Interest Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be SOFR on the first Business Day immediately prior thereto, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, that if the SOFR Rate, determined as provided above, would be less than the Floor, then the SOFR Rate shall be deemed to be the Floor.

“SOFR Rate Loans” means a Loan that bears interest based on the SOFR Rate.

“SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 3.01(a)(i)(A).

“SOFR Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Structuring Agent” means PNC Capital Markets LLC, in its capacity as structuring agent.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled:  (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Rate Loan” means a Loan that bears interest at a rate based on the SOFR Rate.

“Term Rate Loan Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 3.01(a)(i).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, the product of (a) the sum of:  (i) the Yield Reserve Percentage, plus (ii) the greatest of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance on such day.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, the Excluded Obligor Letter Agreement, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transaction Information” shall mean any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Borrower, the Originator, the Servicer or the Receivables; provided, however, that, “Transaction Information” shall not include any information provided by the Parent or any of its Affiliates to any nationally recognized statistical rating organization (other than information solely related to the Receivables subject to this Agreement) in connection with such rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of the Parent or any of its Affiliates or any debt securities of any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (a) the Base Rate or (b) SOFR Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit D.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02.  Other Interpretative Matters.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement.  For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

SECTION 1.03.  Benchmark Replacement Notification.          Section 3.04 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the SOFR Rate or Daily Simple SOFR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the SOFR Rate or Daily Simple SOFR, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 1.04.  Conforming Changes Relating to SOFR or Daily Simple SOFR. With respect to SOFR or Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II
TERMS OF THE LOANS

SECTION 2.01.  Loan Facility.  Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Lenders, ratably, in accordance with the aggregate of the Commitments of the Related Committed Lenders with respect to each such Conduit Lender, severally and not jointly, may, in their sole discretion, make Loans to the Borrower on a revolving basis, and if and to the extent any Conduit Lender does not make any such requested Loan or if any Group does not include a Conduit Lender, the Related Committed Lender(s) for such Conduit Lender or the Committed Lender for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such Loans to the Borrower, in either case, from time to time during the period from the Closing Date to the Termination Date.  Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)            the Aggregate Capital would exceed the Facility Limit at such time;

(ii)          the sum of (A) the Capital of such Lender, plus (B) the aggregate outstanding Capital of each other Lender in its Group, would exceed the Group Commitment of such Lender’s Group;

(iii)          if such Lender is a Committed Lender, the aggregate outstanding Capital of such Committed Lender would exceed its Commitment; or

(iv)          the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.02.  Making Loans; Repayment of Loans.  (a) Each Loan hereunder shall be made on at least two (2) Business Days’ prior written request from the Borrower to the Administrative Agent and each Group Agent in the form of a Loan Request attached hereto as Exhibit A.  Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b)         On the date of each Loan, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c)        Each Committed Lender’s obligation shall be several, such that the failure of any Committed Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Committed Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Committed Lender shall be responsible for the failure of any other Committed Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d)        The Borrower shall repay in full the outstanding Capital of each Lender on the Maturity Date.  Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith.  Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders (together with any accrued Interest and Fees in respect of such prepaid Capital) on any Business Day upon two (2) Business Days’ prior written notice (each, a “Reduction Notice”) thereof to the Administrative Agent and each Group Agent; provided, however, that each such prepayment shall be in a minimum aggregate amount of $4,000,000 and shall be an integral multiple of $1,000,000; provided, further, that, the Borrower shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the least of (i) 75.00% of the Facility Limit at such time, (ii) the Borrowing Base at such time and (iii) such other amount as approved in writing by the Administrative Agent and each Lender (such lesser amount, the “Minimum Funding Threshold”).  The Borrower hereby covenants and agrees from time to time to request Loans pursuant to Section 2.02(a) in amounts and at such times such that the Aggregate Capital at all times is no less than the Minimum Funding Threshold at such time; it being understood and agreed that each Credit Extension pursuant to this Agreement is subject to the applicable conditions set forth in Article VI and the other conditions set forth in this Article II.

(e)        The Borrower may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part.  Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 and shall be an integral multiple of $1,000,000, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000.  In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.

(f)         In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of Lenders in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees.  Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

(g)         Increases in Commitments.  So long as no Event of Default or Unmatured Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Group Agent, the Borrower may from time to time request an increase in the Commitment with respect to one or more Committed Lenders, including any new Lenders that agree to become Committed Lenders pursuant to an Assumption Agreement, as provided in Section 14.03(i), or pursuant to an Assignment and Acceptance Agreement at any time following the Closing Date and prior to the Termination Date, such aggregate increase in such Committed Lender’s Commitments to be an amount (for all such requests or additions) not exceeding $75,000,000; provided, that each request for an increase shall be in a minimum amount of $10,000,000.  At the time of sending such notice with respect to any Committed Lender, the Borrower (in consultation with the Administrative Agent and the Group Agent related to such Committed Lender) shall specify the time period within which such Committed Lenders and the Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Group Agents).  In respect of any Committed Lender, each of such Committed Lender being asked to increase its Commitment and the Administrative Agent shall notify the Borrower and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Committed Lender’s Commitment.  Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Lender’s Commitment.  For the avoidance of doubt, only the consent of the Committed Lender then being asked to increase its Commitment and the Administrative Agent shall be required in order to approve any such request.  If the Commitment of any Committed Lender is increased in accordance with this clause (g), the Administrative Agent, the Purchaser Agents for such Committed Lenders, the Borrower and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or any Committed Lender increasing its Commitment pursuant to this clause (g) may request any of (x) resolutions of the Board of Directors of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and (z) such other documents, agreements and opinions reasonably requested by such Committed Lender or the Administrative Agent.

(h)          Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent and each Group Agent in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date.  The Administrative Agent and each Committed Lender (or its Group Agent on its behalf) shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Committed Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Committed Lender, as the case may be, shall be deemed to have declined such extension.  In the event that the Administrative Agent and one or more Committed Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower.  In the event any Committed Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Lender’s Group shall be an “Exiting Group” for all purposes of this Agreement.

ARTICLE III
INTEREST RATES; FEES

SECTION 3.01.Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Options specified below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than three Borrowing Tranches; provided further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew any Term Rate Loan Option or any Loan accruing interest by reference to Daily Simple SOFR, for any Loans and the Majority Group Agents may demand that all existing Borrowing Tranches bearing interest under any Term Rate Loan Option or by reference to Daily Simple SOFR shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any Breakage Fees in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.  The applicable Base Rate, SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(a)         Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i)            Term Rate Loan Options:

(A)        SOFR Rate Option. In the case of SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the sum of (x) the SOFR Credit Spread Adjustment and (y) the SOFR Rate as determined for each applicable Interest Period.

(ii)          Daily Rate Loan Options:

(A)          [Reserved].

(B)          Base Rate Option. In the case of Base Rate Loans, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

(b)         Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

SECTION 3.02.  Interest Periods.  At any time when the Borrower shall select, convert to or renew a Term Rate Loan Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Term Rate Loan Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Loan Option:

(a)        Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the Term Rate Loan Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.02(a); and

(b)         Renewals.  In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

SECTION 3.03.  Interest After Default.  To the extent permitted by Applicable Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Group Agents to the Administrative Agent:

(a)         Interest Rate.  The rate of interest for each Loan otherwise applicable pursuant to Section 3.01(a), shall be increased by 2.00% per annum;

(b)       Other Obligations.  Each other Borrower Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Borrower Obligation becomes due and payable until the time such Borrower Obligation is paid in full; and

(c)         Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in Section 3.03(a) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

SECTION 3.04.  Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)         Unascertainable; Increased Costs.  If, on or prior to the first day of an Interest Period:

(i)          the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the SOFR Rate cannot be determined because it is not available or published on a current basis,

(ii)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the SOFR Rate cannot be determined pursuant to the definition thereof, or

(iii)          on or prior to the first day of any Interest Period, any Lender determines that for any reason in connection with any request for a Term Rate Loan or a conversion thereto or a continuation thereof that the Term Rate Loan Option for any requested Interest Period with respect to a proposed Term Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, any Lender has provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 3.04(c).

(b)        Illegality.  If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 3.04(c).

(c)        Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 3.04(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.04(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan under the affected Interest Rate Option shall be suspended (to the extent of the affected Interest Rate Option or Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 3.04(a) and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of an affected Interest Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 3.04(b), the Borrower shall, subject to the Borrower’s obligation to pay any Breakage Fees, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.02(d).  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d)         Benchmark Replacement Setting.

(i)           Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Group Agents.

(ii)        Benchmark Replacement Conforming Changes.  In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)        Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding  absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section.

(iv)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Accrual Period” or “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Accrual Period” or “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the SOFR Rate, conversion to or continuation of Loans bearing interest based on such Interest Rate Option to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)          Definitions.  As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment; and

(2)         the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided; further that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (2) of the definition of “Benchmark Transition Event,” date determined and announced or on behalf of the administrator of such Benchmark (or such component thereof) or by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein; or

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that:

(1)        such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or

(2)        all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 3.05.  Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.02, the Borrower shall be deemed to have converted such Borrowing Tranche to Base Rate Loans commencing upon the last day of the existing Interest Period.  If the Borrower provides any Loan Request related to a Loan at the SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month.  Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

SECTION 3.06. Interest Payment Dates. Each Loan shall accrue Interest on each day when such Loan remains outstanding at the then applicable interest rate for the Borrowing Tranche relating to such Loan.  The Borrower shall pay all Interest (including, for the avoidance of doubt, all Interest accrued on SOFR Rate Loans during an Accrual Period regardless of whether the applicable Interest Period has ended) accrued during each Accrual Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 3.07.  Fees.  On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the Lenders and/or the Administrative Agent and the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

SECTION 3.08. Records of Loans.  Each Lender shall record in its records, the date and amount of each Loan made by such the Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof.  Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error.  The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

ARTICLE IV
SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01.  Settlement Procedures.

(a)        The Servicer shall hold in trust (which amounts held in trust may be commingled with other funds of the Servicer and its Affiliates in an account other than any Lock-Box Account), for the benefit of the Borrower and the Secured Parties (or, if so requested by the Administrative Agent upon the occurrence and continuance of an Event of Default or a Level 2 Ratings Event, segregate in a separate account approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Lock-Box Account; provided, however, if Servicer desires to release funds to the Borrower from such collections to acquire Receivables in accordance with the terms of the Purchase and Sale Agreement (each such release, a “Reinvestment”) Servicer may do so if each of the conditions precedent set forth in Section 6.03 are satisfied, and the amount released to Borrower shall be limited to the amount necessary to pay the purchase price for such Receivables .  On each Settlement Date, the Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)           first, to the Servicer (if the Servicer is neither NuStar nor an Affiliate of either NuStar or the Borrower) for the payment of the accrued Servicing Fees payable for the immediately preceding Accrual Period (plus, if applicable, the amount of Servicing Fees payable for any prior Accrual Period to the extent such amount has not been distributed to the Servicer (if the Servicer is neither NuStar nor an Affiliate of either NuStar or the Borrower));

(ii)           second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Accrual Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Accrual Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii)          third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)          prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);

(y)           on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time; or

(z)           prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv)          fourth,  to the Credit Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Credit Parties;

(v)           fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties;

(vi)          sixth, to the extent not otherwise provided for under clause (i) above, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Accrual Period (plus, if applicable, the amount of Servicing Fees payable for any prior Accrual Period to the extent such amount has not been distributed to the Servicer); and

(vii)          seventh, the balance, if any, to be paid to the Borrower for its own account.

(b)        All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) under any Transaction Document, shall be paid or distributed to the related Group Agent at its Group Agent’s Account.  Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c)        If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)         For the purposes of this Section 4.01:

(i)           if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for application pursuant to Section 4.01(a);

(ii)          if on any day any of the representations or warranties in Section 7.01 is not true in all material respects with respect to any Pool Receivable (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties are not true in all material respects as of such date), the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)         except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)         if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02.  Payments and Computations, Etc.  (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 12:00 Noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b)        Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)        All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V
INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01.  Increased Costs.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)          subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03 or Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Lender hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any related Program Support Agreement, (C) the Loans made by such Affected Person or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement.  A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

(d)         Delay in Requests.  Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.  Funding Losses.

(a)         The Borrower will pay each Lender all Breakage Fees.

(b)        A certificate of a Lender (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

SECTION 5.03.  Taxes.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the applicable Credit Party, Affected Person or Borrower Indemnified Party) requires the deduction or withholding of any Tax from any such payment to a Credit Party, Affected Person or Borrower Indemnified Party, then the applicable Credit Party, Affected Person or Borrower Indemnified Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party, Affected Person or Borrower Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)        Indemnification by the Borrower.  The Borrower shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) incremental Taxes that arise because a Loan is not treated for U.S. federal, state, local or franchise tax purposes consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing).  A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d)       Indemnification by the Lenders.  Each Lender (other than the Conduit Lenders) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error.  Each Lender (other than the Conduit Lenders) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)        Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Status of Affected Persons.  (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Affected Person, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii)           Without limiting the generality of the foregoing:

(A)         any Affected Person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements;

(B)         any Affected Person that is organized under the laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Affected Person”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Affected Person becomes an Affected Person with respect to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Effected Person is legally entitled to do so), whichever of the following is applicable:

(1)          in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, executed originals of Internal Revenue Service Form W-8BEN-E;

(2)          executed originals of Internal Revenue Service Form W-8ECI;

(3)         in the case of a Foreign Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN-E; or

(4)        to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)          any Foreign Affected Person, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)        Documentation Required by FATCA.  If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h)         Treatment of Certain Refunds. If any Affected Person determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been reimbursed or indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such recipient, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (h) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Affected Person be required to pay any amount to the Borrower pursuant to this paragraph (h) if the payment of which would place the Affected Person in a less favorable net after-Tax position than the Affected Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  The foregoing shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(i)         Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(j)         Updates.  Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(k)        Intended Tax Treatment.  Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Loan under this Agreement as debt (and all Interest as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), it being understood that the parties to this Agreement will otherwise defend in good faith such agreed upon position prior to such determination; provided, however, that neither the Borrower nor any Affiliate will be obligated to litigate any challenge to such agreed upon position by a Governmental Authority.

SECTION 5.04.  [Reserved].

SECTION 5.05.  Security Interest.

(a)          As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.  The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

ARTICLE VI
CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01.  Conditions Precedent to Effectiveness and the Initial Credit Extension.  This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02.  Conditions Precedent to All Credit Extensions.  Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)          the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)          the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages required to be delivered hereunder;

(c)          the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iv), shall be satisfied;

(d)         on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)          no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)          no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv)          the Termination Date has not occurred.

SECTION 6.03.  Conditions Precedent to All Reinvestments.  Each Reinvestment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)        after giving effect to such Reinvestment, the Servicer shall be holding in trust for the benefit of the Secured Parties (which amounts held in trust may be commingled with other funds of the Servicer and its Affiliates in an account other than any Lock-Box Account) an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other Borrower Obligations then due and owing by the Borrower; and

(b)         the Borrower shall use the proceeds of such Reinvestment solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Purchase and Sale Agreement; and

(c)        on the date of such Reinvestment the following statements shall be true and correct (and upon the occurrence of such Reinvestment, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)            the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Reinvestment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)          no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Reinvestment;

(iii)          no Borrowing Base Deficit exists or would exist after giving effect to such Reinvestment; and

(iv)          the Termination Date has not occurred.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

SECTION 7.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a)         Organization and Good Standing.  The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)         Due Qualification.  The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)        Power and Authority; Due Authorization.  The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)       Binding Obligations.  This Agreement and each of the other Transaction Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)        No Conflict or Violation.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Borrower or of any Governmental Authority having jurisdiction over the Borrower, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f)        Litigation and Other Proceedings.  (i)  There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)         Governmental Approvals.  Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)       Margin Regulations.  The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)        Taxes.  The Borrower has filed all material Tax returns and reports required by Applicable Law to have been filed by it and has paid all material Taxes, assessments and governmental charges thereby shown to be owing by it, other than any such Taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, including any Credit Extension, the Borrower will be Solvent.

(k)        Offices; Legal Name.  The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement (unless changed in accordance with Sections 8.01(l) and 8.01(u)(iv)).  The office of the Borrower is located at the applicable address specified on Schedule III hereto.  The legal name of the Borrower is NuStar Finance LLC (unless changed in accordance with Sections 8.01(l) and 8.01(u)(iv)).

(l)        Investment Company Act.  The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule.  In determining that the Borrower is not a “covered fund”, the Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(m)        No Material Adverse Effect.  Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.

(n)       Accuracy of Information.  All Information Packages, Weekly Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and, at the time the same are so furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(o)        Sanctions and other Anti-Terrorism Laws.  No Covered Entity is (and, to the knowledge of such Covered Entity, none of its directors, officers or employees are) a Sanctioned Person. No Covered Entity is directly, or (to its knowledge) indirectly through any third party, engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws. No Collateral is Embargoed Property.

(p)        Anti-Corruption Laws.  Each Covered Entity has (i) conducted its business in compliance with all Anti-Corruption Laws in all material respects and (ii) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(q)       Transaction Information.  None of the Borrower, any Affiliate of the Borrower or any third party with which the Borrower or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(r)          Perfection Representations.

(i)           This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii)           The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)          The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv)        All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security from each Originator to the Borrower pursuant to the Purchase and Sale Agreement and the Administrative Agent’s security interest in the Collateral.

(v)          Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents.  The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated.  The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(vi)      Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(r) shall be continuing and remain in full force and effect until the Final Payout Date.

(s)          The Lock-Boxes and Lock-Box Accounts.

(i)            Nature of Lock-Box Accounts.  Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)           Ownership.  Each Lock-Box and Lock-Box Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(iii)         Perfection.  The Borrower has delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box and Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by the Borrower, the Servicer or any other Person.

(iv)         Instructions.  Neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Borrower.  The Borrower has not consented to the applicable Lock-Box Bank complying with instructions of any Person other than the Servicer, the Borrower and the Administrative Agent.

(t)          Ordinary Course of Business.  Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(u)         Compliance with Law.  The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(v)         Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(w)        Eligible Receivables.  Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(x)       Tax Status.  The Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.

(y)       Opinions.  The facts regarding the Borrower, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(z)         Other Transaction Documents.  Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(aa)        LCR Security. The Borrower has not issued any LCR Securities, and the Borrower is a consolidated subsidiary of NuStar under GAAP.

(bb)       Beneficial Ownership Regulation.  As of the Fourth Amendment Date, the Borrower is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(cc)       Reaffirmation of Representations and Warranties.  On the date of each Credit Extension, on the date of each Reinvestment, on each Settlement Date and on the date each Information Package, Weekly Report or other report is delivered to the Administrative Agent or any Group Agent hereunder, the Borrower shall be deemed to have certified that (i) all representations and warranties of the Borrower hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Reinvestment, if applicable.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02.  Representations and Warranties of the Servicer.  The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred, except as otherwise set forth below:

(a)        Organization and Good Standing.  The Servicer is duly organized and validly existing, in good standing, under the laws of the state of  its organization, with the power and authority under its organizational documents and under the laws of the state of its organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)         Due Qualification.  The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)       Power and Authority; Due Authorization.  The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d)         Binding Obligations.  This Agreement and each of the other Transaction Documents to which it is a party constitute legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)       No Conflict or Violation.  The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Servicer or of any Governmental Authority having jurisdiction over the Servicer, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f)         Litigation and Other Proceedings.  There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g)         No Consents.  The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(h)         Compliance with Applicable Law.  The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Law in connection with servicing the Pool Receivables.

(i)       Accuracy of Information.  All Information Packages, Weekly Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and, at the time the same are so furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(j)          Location of Records.  The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 19003 IH10 West, San Antonio, Texas  78257.

(k)         Credit and Collection Policy.  The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)          Eligible Receivables.  Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)       Servicing Programs.  No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those that have been obtained and are in full force and effect.

(n)         Servicing of Pool Receivables.  Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service the Pool Receivables and the Related Security.

(o)       Other Transaction Documents.  Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p)         No Material Adverse Effect.  Since December 31, 2014 there has been no Material Adverse Effect with respect to the Servicer.

(q)         Investment Company Act.  The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)         Sanctions and other Anti-Terrorism Laws.  No Covered Entity is (and, to the knowledge of such Covered Entity, none of its directors, officers or employees are) a Sanctioned Person. No Covered Entity is directly, or (to its knowledge) indirectly through any third party, engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws. No Collateral is Embargoed Property.

(s)         Anti-Corruption Laws.  Each Covered Entity has (i) conducted its business in compliance with all Anti-Corruption Laws in all material respects and (ii) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(t)          Transaction Information.  None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(u)         Financial Condition.  So long as NuStar or an Affiliate of NuStar is the Servicer, the consolidated balance sheets of NuStar and its consolidated Subsidiaries as of December 31, 2014 and the related statements of income and partners’ equity of NuStar and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of NuStar and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(v)         Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(w)        Taxes.  So long as NuStar or an Affiliate of NuStar is the Servicer, the Servicer has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(x)       Opinions.  The facts regarding Servicer and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y)        Reaffirmation of Representations and Warranties.  On the date of each Credit Extension, on the date of each Reinvestment, on each Settlement Date and on the date each Information Package, Weekly Report or other report is delivered to the Administrative Agent or any Group Agent hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Reinvestment, if applicable.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII
COVENANTS

SECTION 8.01.  Covenants of the Borrower.  At all times from the Closing Date until the Final Payout Date (except that any delivery requirement that is satisfied by delivery by the Servicer pursuant to Section 8.02 shall be deemed satisfied by the Borrower for purposes of this Section 8.01):

(a)       Payment of Principal and Interest.  The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)         Existence.  The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)        Financial Reporting.  The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:

(i)           Annual Financial Statements of the Borrower.  Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii)          Information Packages.  As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.

(iii)         Weekly Reports.  As soon as available and in any event not later than the second Business Day of each calendar week, a Weekly Report as of the most recently completed calendar week, but only so long as long as a Level 1 Ratings Event shall have occurred and is continuing as of such date.

(iv)          Other Information.  Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.

(v)          Quarterly Financial Statements of NuStar.  As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of NuStar’s fiscal years, (i) the unaudited consolidated balance sheet and statements of income of NuStar and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of NuStar that they fairly present in all material respects, in accordance with GAAP, the financial condition of NuStar and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(vi)          Annual Financial Statements of NuStar.  Within 90 days after the close of each of NuStar’s fiscal years, the consolidated balance sheet of NuStar and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of NuStar and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vii)         Other Reports and Filings.  Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which NuStar or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(viii)       Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d)         Notices.  The Borrower (or the Servicer on its behalf pursuant to Section 8.02) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)           Notice of Events of Default or Unmatured Events of Default.  A statement of a Financial Officer of the Borrower (or the Servicer on its behalf) setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action that the Borrower proposes to take with respect thereto.

(ii)           Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)       Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Borrower, the Servicer, the Performance Guarantor or any Originator, that with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv)          Adverse Claim.  (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)          Name Changes.  At least thirty (30) days before any change in any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi)          Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of the Borrower, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)       Material Adverse Change.  Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of the Borrower, the Servicer, the Performance Guarantor or any Originator.

(e)         Conduct of Business.  The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(f)          Compliance with Laws.  The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect, unless the requirement to comply therewith is being contested in good faith.

(g)        Furnishing of Information and Inspection of Receivables.  The Borrower will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may reasonably request.  The Borrower will, at the Borrower’s expense, during regular business hours with at least three (3) Business Days’ prior written notice (or if an Event of Default has occurred and is continuing, prior written notice) (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records (subject to applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract (so long as any such contractual restrictions are not created in contemplation of preventing the inspection rights under this provision and no such restriction shall apply to any Contract or any record of payment by Obligors with respect to any Receivable) or by law, regulation or governmental guidelines and in accordance with applicable safety procedures) and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower (provided that representatives of the Borrower are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon at least three (3) Business Days prior written notice (or if an Event of Default has occurred and is continuing, prior written notice) from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the party taking or requesting any such action pursuant to clause (i) above shall coordinate such action with the other parties entitled to take such action; provided further, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

This Section 8.01(g) shall be read together with Section 8.02(e) of this Agreement (so long as NuStar or an Affiliate of NuStar is the Servicer) and Section 6.1(e) of the Purchase and Sale Agreement, such that the Administrative Agent and each Group Agent shall be entitled to information pursuant to such provisions and examination, inspection and other rights described in such sections with respect to the Pool Receivables and the other Collateral, on a collective basis, from Borrower, Servicer or Originators, and if such information is delivered or rights satisfied by any of Borrower, Servicer or Originators, the provisions with respect to all such parties shall be deemed satisfied.

(h)        Payments on Receivables, Lock-Box Accounts.  The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box.  The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the Servicer and the Originators or other Affiliates; provided, however, that segregation of such Collections from Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing.  If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Lock-Box Account.  The Borrower will not cause any Lock-Box Bank to violate the terms of any Lock-Box Agreement.  The Borrower shall not permit funds other than Affiliate Collections, Collections on Pool Receivables and other Collateral to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds.  The Borrower will not, and will not permit the Servicer (so long as the Servicer is NuStar), any Originator or any other Person to commingle in any Lock-Box Account Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds other than Affiliate Collections.  The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank.  The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)         within one Business Day of deposit of any Affiliate Collections into any Lock-Box Account (or the related Lock-Box), the Borrower (or the Servicer on its behalf) shall identify the portion of funds deposited into each Lock-Box Account (and any related Lock-Box) that represent Affiliate Collections;

(ii)       the Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from other property of the Servicer and the Originators; provided, however, that segregation of such Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing;

(iii)       on each Business Day, the Borrower (or the Servicer on its behalf) shall provide such information with respect to Affiliate Collections deposited into each Lock-Box Account (and any related Lock-Box) as reasonably requested by the Administrative Agent;

(iv)       upon the occurrence of a Level 2 Ratings Event, the Borrower (or the Servicer on its behalf) shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Lock-Box Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Lock-Box Account or Lock-Box) from time to time identified to such obligor; and

(v)        at all times during the continuation of a Level 2 Ratings Event (i) the Borrower shall not permit Affiliate Collections to be deposited into any Lock-Box or Lock-Box Account, (ii) if Affiliate Collections are nevertheless deposited into any Lock-Box or Lock-Box Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds and (iii) the Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any Affiliate Collections.

(i)         Sales, Liens, etc.  Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j)          Extension or Amendment of Pool Receivables.  Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract; provided, however that the Borrower may modify or permit the Servicer or any Originator to modify any Contract so long as the Contract Amendment Conditions are then satisfied with respect to such Contract.  The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)        Change in Credit and Collection Policy.  The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Group Agents (such consent not to be unreasonably withheld or delayed).

(l)          Fundamental Changes.  The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than Parent.  The Borrower shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m)        Books and Records.  The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n)         Identifying of Records.  The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.

(o)         Change in Payment Instructions to Obligors.  The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p)        Security Interest, Etc.  The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Affected Person may reasonably request.  In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections.  The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest.  Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q)        Certain Agreements.  Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Borrower’s Limited Liability Company Agreement).

(r)         Restricted Payments.  (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)           Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Borrower may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.

(iii)          The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s)         Other Business.  The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.

(t)          Use of Collections Available to the Borrower.  The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of principal and accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(u)         Further Assurances; Change in Name or Jurisdiction of Origination, etc.

(i)          The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document.  Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)         The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)        The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)         The Borrower will not change its name, location, identity or entity structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v)         Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.  The Borrower covenants and agrees that:

(i)            it shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event;

(ii)           it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws in all material respects and maintain policies and procedures designed to ensure compliance with such Laws;

(iii)          it and its Subsidiaries will not:  (a) become a Sanctioned Person or, to its knowledge, allow any employees, officers, directors or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or (to its knowledge) indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) pay or repay any Borrower Obligations with Embargoed Property or funds it has knowledge were derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; or (e) cause any Credit Party to violate any Anti-Terrorism Law; and

(iv)         it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(w)        [Reserved].

(x)       Transaction Information.  None of the Borrower, any Affiliate of the Borrower or any third party with which the Borrower or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(y)         Borrower’s Net Worth.  The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(z)        Commingling.  The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar week, that no more than 30.0% (or during the continuation of a Level 2 Ratings Event, 0.0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar week constitute Affiliate Collections.

(aa)      Borrower’s Tax Status.  The Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(bb)       LCR Security. The Borrower shall not issue any LCR Security.

(cc)       Beneficial Ownership Regulation.  Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Borrower shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 8.02.  Covenants of the Servicer.  At all times from the Closing Date until the Final Payout Date:

(a)         Financial Reporting.  The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:

(i)           Compliance Certificates.  (a) A compliance certificate promptly upon completion of the annual report of NuStar and in no event later than 90 days after the close of NuStar’s fiscal year, in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii)          Information Packages.  As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.

(iii)         Weekly Reports.  As soon as available and in any event not later than the second Business Day of each calendar week, a Weekly Report as of the most recently completed calendar week, but only so long as long as a Level 1 Ratings Event shall have occurred and is continuing as of such date.

(iv)          Other Information.  Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request, including any information available to the Borrower, the Servicer or any Originator as the Administrative Agent or any Group Agent may reasonably request.

(v)          Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (a) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(b)        Notices.  The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)           Notice of Events of Default or Unmatured Events of Default.  A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action that the Servicer proposes to take with respect thereto.

(ii)          Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)        Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)          Adverse Claim.  (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)          Name Changes.  At least thirty (30) days before any change in any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi)          Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of the Borrower, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)       Material Adverse Change.  Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Servicer, the Performance Guarantor or the Borrower.

(c)         Conduct of Business.  The Servicer will carry on and conduct its business in substantially the same manner as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic entity in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)         Compliance with Laws.  The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect, unless the requirement to comply therewith is being contested in good faith.

(e)        Furnishing of Information and Inspection of Receivables.  The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may reasonably request.  The Servicer will, at the Servicer’s expense, during regular business hours with at least three (3) Business Days’ prior written notice (or if an Event of Default has occurred and is continuing, prior written notice) (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records (subject to applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract (so long as any such contractual restrictions are not created in contemplation of preventing the inspection rights under this provision and no such restriction shall apply to any Contract or any record of payment by Obligors with respect to any Receivable) or by law, regulation or governmental guidelines and in accordance with applicable safety procedures) and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon at least three (3) Business Days prior written notice (or if an Event of Default has occurred and is continuing, prior written notice) from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the party taking or requesting any such action pursuant to clause (i) above shall coordinate such action with the other parties entitled to take such action; provided, further that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

So long as NuStar or an Affiliate of NuStar is the Servicer, this Section 8.02(e) shall be read together with Section 8.01(g) of this Agreement and Section 6.1(e) of the Purchase and Sale Agreement, such that the Administrative Agent and each Group Agent shall be entitled to information pursuant to such provisions and examination, inspection and other rights described in such sections with respect to the Pool Receivables and the other Collateral, on a collective basis, from Borrower, Servicer or Originators, and if such information is delivered or rights satisfied by any of Borrower, Servicer or Originators, the provisions with respect to all such parties shall be deemed satisfied.

(f)          Payments on Receivables, Lock-Box Accounts.  The Servicer will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box.  The Servicer will, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the Servicer and the Originators or other Affiliates; provided, however, that segregation of such Collections from Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing.  If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Lock-Box Account.  The Servicer shall not permit funds other than Affiliate Collections, Collections on Pool Receivables and other Collateral to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds.  The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle in any Lock-Box Accounts Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds other than Affiliate Collections.  The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank.  The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)         within one Business Day of deposit of any Affiliate Collections into any Lock-Box Account (or the related Lock-Box), the Servicer shall identify the portion of funds deposited into each Lock-Box Account (and any related Lock-Box) that represent Affiliate Collections;

(ii)        the Servicer will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from other property of the Servicer and the Originators; provided, however, that segregation of such Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing;

(iii)       on each Business Day, the Servicer shall provide such information with respect to Affiliate Collections deposited into each Lock-Box Account (and any related Lock-Box) as reasonably requested by the Administrative Agent;

(iv)          upon the occurrence of a Level 2 Ratings Event, the Servicer shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Lock-Box Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Lock-Box Account or Lock-Box) from time to time identified to such obligor; and

(v)        at all times during the continuation of a Level 2 Ratings Event (i) the Servicer shall not permit Affiliate Collections to be deposited into any Lock-Box or Lock-Box Account, (ii) if Affiliate Collections are nevertheless deposited into any Lock-Box or Lock-Box Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds and (iii) the Servicer will not, and will not permit any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any Affiliate Collections.

(g)         Extension or Amendment of Pool Receivables.  Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract; provided, however that the Servicer may modify or permit any Originator to modify any Contract so long as the Contract Amendment Conditions are then satisfied with respect to such Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)         Change in Credit and Collection Policy.  The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Group Agents (such consent not to be unreasonably withheld or delayed).

(i)       Records.  The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)        Identifying of Records.  The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(k)       Change in Payment Instructions to Obligors.  The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(l)        Security Interest, Etc.  The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Affected Person may reasonably request.  In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections.  The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest.  Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)       Further Assurances.  The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document.  Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n)       Transaction Information.  None of the Servicer, any Affiliate of the Servicer or any third party contracted by the Servicer or any Affiliate thereof, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency, and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(o)       Commingling.  The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar week, that no more than 30.0% (or during the continuation of a Level 2 Ratings Event, 0.0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar week constitute Affiliate Collections.

(p)        Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.  The Servicer hereby covenants and agrees that:

(i)            it shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event;

(ii)            it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws in all material respects and maintain policies and procedures designed to ensure compliance with such Laws;

(iii)         it and its Subsidiaries will not:  (a) become a Sanctioned Person or, to its knowledge, allow any employees, officers, directors or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or (to its knowledge) indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) pay or repay any Borrower Obligations with Embargoed Property or funds it has knowledge were derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; or (e) cause any Credit Party to violate any Anti-Terrorism Law; and

(iv)          it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(q)        [Reserved].

(r)        Borrower’s Tax Status.   The Servicer shall not take or cause any action to be taken that could result in the Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

SECTION 8.03. Separate Existence of the Borrower.  Each of the Borrower and the Servicer hereby acknowledges that the Lenders, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates.  Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Originators, the Servicer, the Performance Guarantor and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:

(a)       Special Purpose Entity.  The Borrower will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)        No Other Business or Debt.  The Borrower shall not engage in any business or activity except as set forth in this Agreement nor incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)        Independent Director.  Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, NuStar Logistics or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower); (ii) a customer or supplier of the Borrower, NuStar Logistics or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

(d)       Organizational Documents.  The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)        Conduct of Business.  The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)        Compensation.  Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees.  The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)       Servicing and Costs.  The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool.  The Borrower will pay the Servicer a Servicing Fee for performing those operations.  For shared expense items not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be reimbursed by the Borrower to the Servicer (out of funds distributed to the Borrower in accordance with Section 4.01) at a rate of $1,500 per month, which amount approximates to the extent practical, the value of such services to the Borrower.

(h)        Operating Expenses.  The Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.

(i)        Stationery.  The Borrower will have its own separate stationery.

(j)       Books and Records.  The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k)       Disclosure of Transactions.  All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l)         Segregation of Assets.  The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof.

(m)      Entity Formalities.  The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables.  The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access.

(n)        Arm’s-Length Relationships.  The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof.  Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower for such services it renders or otherwise furnishes to the Borrower.  Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.  The Borrower, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)       Allocation of Overhead.  To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX
ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01.  Appointment of the Servicer.

(a)        The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01.  Until the Administrative Agent gives notice to NuStar (in accordance with this Section 9.01) of the designation of a new Servicer, NuStar is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed NuStar or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)        Upon the designation of a successor Servicer as set forth in clause (a) above, NuStar agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and NuStar shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)       NuStar acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on NuStar’s agreement to act as Servicer hereunder. Accordingly, NuStar agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)        The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.

SECTION 9.02.  Duties of the Servicer.

(a)        The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators.  The Servicer shall identify and hold in trust, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof.  The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable (if such status is applicable to such Receivable prior to such action) or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent.  The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Borrower and the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)        The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the party entitled thereto the collections of any indebtedness that is not a Pool Receivable, less, if NuStar or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than NuStar or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)        The Servicer’s obligations hereunder shall terminate on the Final Payout Date.  Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03.  Lock-Box Account Arrangements.  Prior to the Closing Date, the Borrower shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement.  The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04.  Enforcement Rights.

(a)          At any time following the occurrence and during the continuation of an Event of Default:

(i)             the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)           the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)          the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)          assume exclusive control of each Lock-Box Account and notify the Lock-Box Banks that the Borrower and the Servicer will no longer have any access to the Lock-Box Accounts;

(v)            the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi)          the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)          The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever other than to exercise its rights thereunder in accordance with Applicable Law and in good faith.

(c)          The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever other than to exercise its rights thereunder in accordance with Applicable Law and in good faith.

SECTION 9.05.  Responsibilities of the Borrower.  Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

SECTION 9.06.  Servicing Fee.

(a)        Subject to clause (b) below, the Servicer shall be paid a fee (the “Servicing Fee”) by the Borrower equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables payable on each Settlement Date for the immediately preceding Accrual Period.

(b)          If the Servicer ceases to be NuStar or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01.  Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)        (i) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii), (iii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of notice thereof to such Person or a Financial Officer of such Person, or a Financial Officer of such Person becoming aware of such failure, (ii) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days or (iii) NuStar shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)       any representation or warranty made or deemed to be made by the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such circumstance shall not constitute an Event of Default pursuant to this clause (b) if, solely to the extent capable of cure, such breach is cured promptly (but not later than five (5) Business Days) after the Borrower, any Originator, the Performance Guarantor or the Servicer has knowledge or receives notice thereof;

(c)        the Borrower or the Servicer shall fail to deliver an Information Package or Weekly Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)       this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to a material portion of the Collateral, free and clear of any Adverse Claim;

(e)        the Borrower, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)        (i) the average for three consecutive Fiscal Months of:  (A) the Default Ratio shall exceed 2.00%, (B) the Delinquency Ratio shall exceed 4.50% or (C) the Dilution Ratio shall exceed 2.00% or (ii) the Days’ Sales Outstanding shall exceed 40.0 days;

(g)        a Change in Control shall occur;

(h)        a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i)        (i) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) of this paragraph) and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) of this paragraph) or to terminate the commitment of any lender thereunder, or (iii) any such Debt (as referred to in clause (i) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof; provided that clause (iii) of this paragraph shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property securing such Debt if (x) such sale or transfer is permitted hereunder and under the documents providing for such Debt and (y) and such Debt is paid in full when due;

(j)         the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(k)        there shall have occurred any event that materially adversely impairs, in the reasonable discretion of Administrative Agent, the collectibility of the Pool Receivables generally or any material portion thereof;

(l)        either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, any Originator or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Servicer, the Performance Guarantor, any Originator or the Parent;

(m)       (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates  from  the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any of the Borrower, any Originator, the Servicer, the Parent or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)        a Material Adverse Effect shall occur with respect to the Borrower, any Originator, the Performance Guarantor or the Servicer (so long as NuStar or an Affiliate of NuStar is the Servicer);

(o)        a Purchase and Sale Termination Event shall occur under the Purchase and Sale Agreement;

(p)        the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act;

(q)        any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, any Originator, the Performance Guarantor or the Servicer shall so state in writing;

(r)         the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(s)        one or more judgments or decrees shall be entered against the Borrower, any Originator, the Performance Guarantor or the Servicer, or any Subsidiary of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to the Borrower, $12,500); provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until such Person shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 30 consecutive days after the respective final due dates for the payment of such amounts; or

(t)         NuStar shall fail to satisfy the financial covenant set forth in Section 6.11 of the Credit Agreement as in effect on September 3, 2020;  provided that, if after September 3, 2020, Section 6.11 of the Credit Agreement (or any of the defined terms used in connection with such covenant) is amended, modified or waived, then the test set forth in this clause (t) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, modification or waiver, each of the following conditions has been satisfied: (i) each of the Administrative Agent and each Lender (or an Affiliate thereof) is then a party to the Credit Agreement and have consented to such amendment, modification or waiver, (ii) such amendment, modification or waiver shall have become effective in accordance with the terms of the Credit Agreement and (iii) if the lenders party to the Credit Agreement receive a fee or any similar compensation (however defined or styled) in connection with such amendment, modification or waiver (a “Credit Agreement Fee”), then on or before such amendment, modification or waiver takes effect, the Borrower shall have paid (or caused to be paid) to each Lender hereunder a corresponding fee (in addition to all other fees and amounts otherwise payable to the Lenders hereunder) in an amount equal to the Credit Agreement Fee that would have been payable to such Lender if such Lender’s Commitment and Loans hereunder were instead a “Commitment” and “Loans” of such Lender under (and as defined in) the Credit Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred) and (y) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable.  Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.  Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI
THE ADMINISTRATIVE AGENT

SECTION 11.01.  Authorization and Action.  Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03.  Administrative Agent and Affiliates.  With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent.  The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04.  Indemnification of Administrative Agent.  Each Committed Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Pro Rata Percentage of such Committed Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05.  Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06.  Action or Inaction by Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties.  The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 11.07.  Notice of Events of Default; Action by Administrative Agent.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default.  If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Lender(s) and Related Committed Lender(s).  The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08.  Non-Reliance on Administrative Agent and Other Parties.  Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09.  Successor Administrative Agent.

(a)        The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Group Agent, resign as Administrative Agent.  Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment.  If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)        Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10.  Structuring Agent.  Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.  Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit, action under any Transaction Document.

SECTION 11.11.  Erroneous Payments.

(a)       If the Administrative Agent notifies a Lender, Group Agent or Secured Party, or any Person who has received funds on behalf of a Lender, Group Agent or Secured Party such Lender or Group Agent (any such Lender, Group Agent, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Group Agent, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Group Agent or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)        Without limiting immediately preceding clause (a), each Lender, Group Agent or Secured Party, or any Person who has received funds on behalf of a Lender, Group Agent or Secured Party such Lender or Group Agent, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Group Agent or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Group Agent or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

(c)       Each Lender, Group Agent or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Group Agent or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Group Agent or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)       In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Group Agent that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Group Agent at any time, (i) such Lender or Group Agent shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Group Agent shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Group Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Group Agent shall cease to be a Lender or Group Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Group Agent and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Group Agent shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Group Agent (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Group Agent and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Group Agent or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)        The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower, the Servicer or any Originator, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower, the Servicer or any Originator for the purpose of making such Erroneous Payment.

(f)        To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)        Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

THE GROUP AGENTS

SECTION 12.01.  Authorization and Action.  Each Credit Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent.  No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Borrower or any Affiliate thereof, any Lender except for any obligations expressly set forth herein.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 12.02.  Group Agent’s Reliance, Etc.  No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Borrower or any Affiliate thereof; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 12.03.  Group Agent and Affiliates.  With respect to any Credit Extension or interests therein owned by any Credit Party that is also a Group Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Group Agent.  A Group Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 12.04.  Indemnification of Group Agents.  Each Committed Lender in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the proportion of the Pro Rata Percentage of such Committed Lender to the aggregate Pro Rata Percentages of all Committed Lenders in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 12.05.  Delegation of Duties.  Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 12.06.  Notice of Events of Default.  No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Credit Party, the Servicer or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default.  If a Group Agent receives such a notice, it shall promptly give notice thereof to the Credit Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent).  A Group Agent may take such action concerning an Unmatured Event of Default or Event of Default as may be directed by Committed Lenders in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Group.

SECTION 12.07.  Non-Reliance on Group Agent and Other Parties.  Each Credit Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent.  Each Credit Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Credit Party in its Group, no Group Agent shall have any duty or responsibility to provide any Credit Party in its Group with any information concerning the Borrower or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 12.08.  Successor Group Agent.  Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Borrower, the Servicer and the Credit Parties in its Group, resign as Group Agent for its Group.  Such resignation shall not become effective until a successor Group Agent is appointed by the Lender(s) in such Group.  Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 12.09.  Reliance on Group Agent.  Unless otherwise advised in writing by a Group Agent or by any Credit Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Credit Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Credit Parties in its Group.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.  Indemnities by the Borrower.

(a)        Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification, (b) Borrower Indemnified Amounts that result from a claim brought by the Borrower against a Borrower Indemnified Party for breach of such Borrower Indemnified Party’s obligations under this Agreement or under any other Transaction Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and (c) Taxes that are covered by Section 5.03.  Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding amounts described in clauses (a), (b) and (c) above):

(i)            any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)           any representation, warranty or statement made or deemed to be made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)          the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)          the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Lien (other than any Lien in favor of the Administrative Agent);

(v)            the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)          any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)          any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)         any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)          the commingling of Collections of Pool Receivables at any time with other funds;

(x)          any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi)          any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)          any setoff with respect to any Pool Receivable;

(xiii)         any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xiv)         the failure by the Borrower to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xv)          any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;

(xvi)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii)        any action taken by the Administrative Agent in accordance with Applicable Law as attorney-in-fact for the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii)       the use of proceeds of any Credit Extension; or

(xix)         any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)      Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)        If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

(d)        Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02.  Indemnification by the Servicer.

(a)        The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Servicer Indemnified Amounts that result from a claim brought by the Servicer against a Servicer Indemnified Party for breach of such Servicer Indemnified Party’s obligations under this Agreement or under any other Transaction Document, if the Servicer has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (iii) Taxes that are covered by Section 5.03 and (iv) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

(b)        If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)        Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.  Amendments, Etc.

(a)        No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)           change (directly or indirectly) the definitions of Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Scheduled Termination Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;

(ii)          reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof, provided that only the consent of the Administrative Agent and the Majority Group Agents shall be required to waive any obligation to pay interest at the rate set forth in Section 3.03, as applicable, during the continuance of an Event of Default;

(iii)          change any Event of Default;

(iv)          change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(v)           change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Lender’s Commitment hereunder without the consent of such Committed Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group.

SECTION 14.02.  Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule III hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 14.03.  Assignability; Addition of Lenders.

(a)       Assignment by Conduit Lenders.  This Agreement and the rights of each Conduit Lender hereunder (including each Loan made by it hereunder) shall be assignable by such Conduit Lender and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Lender without prior notice to or consent from the Borrower or any other party, or any other condition or restriction of any kind, (ii)  to any other Lender or Approved Fund with prior notice to the Borrower but without consent from the Borrower or (iii) with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing), to any other Eligible Assignee.  Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Borrower and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Borrower and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality and limitation on use of any confidential information relating to the Borrower and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b)      Assignment by Committed Lenders.  Each Committed Lender may assign to any Eligible Assignee or to any other Committed Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i)          except for an assignment by a Committed Lender to either an Affiliate of such Committed Lender or any other Committed Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing;

(ii)           each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)           the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Lender’s Commitment; and

(iv)          the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Lender hereunder and (y) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).

(c)        Register.  The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Conduit Lenders, the Commitment of each Committed Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Conduit Lender and Committed Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Group Agents, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Committed Lender or Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, the Servicer, any Group Agent, any Conduit Lender or any Committed Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)       Procedure.  Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Lender and an Eligible Assignee or assignee Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(e)       Participations.  Each Committed Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i)            such Committed Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii)           such Committed Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Lenders, the other Committed Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.03(a) or Section 14.03(b); provided that such Participant (A) agrees to be subject to the provisions of Section 14.03(k) and Section 14.03(l) as if it were an assignee pursuant to Section 14.03(a) or Section 14.03(b); and (B) shall not be entitled to receive any greater payment under Section 5.01 and Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)       Participant Register.  Each Committed Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Committed Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)        Assignments by Agents.  This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(h)        Assignments by the Borrower or the Servicer.  Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i)        Addition of Lenders or Groups.  The Borrower may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Lenders (by creating a new Group) or cause an existing Lender to increase its Commitment; pursuant to Section 2.02(g).  Each new Lender (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto (which Assumption Agreement shall, in the case of any new Lender, be executed by each Person in such new Lender’s Group).

(j)         Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(k)        Replacement of Lenders. If the Borrower receives a claim for compensation under Section 5.01 or Section 5.03 of this Agreement from any Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, its related Group Agent and the Administrative Agent, require such Lender, its related Group Agent and any other Lender in such Lender’s Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by this Agreement), all of their respective interests, rights (other than their existing rights to payment under Sections 5.01 and 5.03 of this Agreement) and obligations under this Agreement and the other Transaction Documents, to an assignee that shall assume such obligations (which assignee may be a member of an existing Group, if such Person accepts such assignment); provided, however, that the Borrower shall be permitted to require the assignment by (i) the Group of which the Administrative Agent is a member, or (ii) any Lender that is administered by the Administrative Agent or an Affiliate thereof only if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent; provided, further, that (i) the assignee financial institution shall purchase, at par, all Capital, Interest and other amounts owing to such assigning Lender and Group Agent (other than any amounts owing under Sections 5.01 and 5.03 of this Agreement for which payment is then sought) on or prior to the date of assignment, (ii) if the replacement financial institution is not already a member of an existing Group, the Borrower shall have received the written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to such assignment, (iii) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts required under Sections 5.01 and 5.03, subject to the terms of this Agreement, (iv) such assignment shall not conflict with Applicable Law, (v) any such assignment shall not be deemed to be a waiver of any right that the Borrower, the Administrative Agent, any Group Agent or any other Lender shall have against the assignor Lender or any member of its Group and (vi) any such assignment by a Related Committed Lender shall be to a financial institution with short-term unsecured debt ratings of at least “A-1” by S&P and “P-1” by Moody’s.  No Lender or Group may be required to make an assignment pursuant to this Section 14.03(k) (i) at any time when there is only one Group or (ii) if the condition that gave rise to the Borrower’s right to require such assignment ceases to apply.

(l)        Mitigation Obligations. If any Affected Person requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 5.03, then such Affected Person shall (at the request of the Borrower) use reasonable efforts to designate a different office for funding its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.

SECTION 14.04.  Costs and Expenses.  In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and out-of-pocket expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document.  In addition, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05.  No Proceedings; Limitation on Payments.

(a)          Each of the Borrower, the Administrative Agent, the Servicer, each Group Agent, each Lender and each assignee of a Loan or any interest agrees that it will not institute against any Conduit Lender any Insolvency Proceeding so long as any Notes or other senior indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b)       Each of the Servicer, each Group Agent, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

(c)       Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Lender shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay such Conduit Lender’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Lender’s securitization program or (y) all of such Conduit Lender’s Notes are paid in full.  Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above.  The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06.  Confidentiality.

(a)        Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or requirements or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure.  Notwithstanding anything to the contrary in this Agreement, the Administrative Agent and each Group Agent hereby consents to the disclosure of the transactions contemplated by this Agreement and the filing of the Transaction Documents (other than the Fee Letter) with the SEC pursuant to the terms of the Exchange Act (as determined in the reasonable judgment of NuStar and its counsel).  Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.  Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)        Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person or use for any reason other than for the purpose of evaluating its participation as a Credit Party, any confidential or proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential and not to use such information for any reason other than evaluating its participation as a Credit Party, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Lender’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Lender or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable prior to its disclosure.  Each of the Administrative Agent, each Group Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)       As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Person shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)        Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07.  GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09.  Integration; Binding Effect; Survival of Termination.  This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10.  CONSENT TO JURISDICTION.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)       EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02.  NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12.  Ratable Payments.  If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13.  Limitation of Liability.

(a)       No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)        The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person.  No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14.  Intent of the Parties.  The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”).  The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law.  Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15.  USA Patriot Act.  Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Performance Guarantor and the Servicer, which information includes the name, address, tax identification number and other information regarding the Borrower, the Performance Guarantor and the Servicer that will allow the Administrative Agent and the other Credit Parties to identify the Borrower and the Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.  Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16.  Right of Setoff.  Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17.  Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18.  Mutual Negotiations.  This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19.  Captions and Cross References.  The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
NUSTAR FINANCE LLC

By:
Name:
Title:

NUSTAR ENERGY L.P., as the Servicer

By:	Riverwalk Logistics, L.P., its general partner

	By:	NuStar GP, LLC, its general partner

By:
Name:
Title:

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender

By:
Name:
Title:

S-2	Receivables Financing Agreement

EXHIBIT A
Form of Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Group Agents]

Re:            Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of June 15, 2015 among NuStar Finance LLC (the “Borrower”), NuStar Energy L.P., as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by the PNC Group. The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______]. The Loan shall bear interest at [the SOFR Rate Option][Base Rate Option].
The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)            the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)            no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)            no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)            the Aggregate Capital will not exceed the Facility Limit; and

(v)            the Termination Date has not occurred.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

NUSTAR FINANCE LLC

By:
Name:
Title:

Exhibit A-2

EXHIBIT B
[Form of Assignment and Acceptance Agreement]
Dated as of ___________, 20__
Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Interest (if any) allocable to Capital assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement:   [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Lender under that certain Receivables Financing Agreement, dated as of June 15, 2015 among NuStar Finance LLC, NuStar Energy L.P., as Servicer, the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit B-1

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above
written:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

NUSTAR FINANCE LLC, as Borrower

By:
Name:
Title:

Exhibit B-2

EXHIBIT C
[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______ __, ____], is among NuStar Finance LLC (the “Borrower”), [________], as conduit lender (the “[_____] Conduit Lender”), [________], as the Related Committed Lender (the “[______] Committed Lender” and together with the Conduit Lender, the “[_____] Lenders”), and [________], as group agent for the [_____] Lenders (the “[______] Group Agent” and together with the [_____] Lenders, the “[_______] Group”).
BACKGROUND
The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of June 15, 2015 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”).  Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.      This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Financing Agreement.  The Borrower desires [the [_____] Lenders] [the [______] Committed Lender] to [become a Group] [increase its existing Commitment] under the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[________] Lenders] [[__________] Committed Lender] agree[s] to [become Lenders within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______] Committed Lender hereto].

The Borrower hereby represents and warrants to the [________] Lenders and the [_________] Group Agent as of the date hereof, as follows:

(i)      the representations and warranties of the Borrower contained in Section 7.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;

(ii)     no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii)    the Termination Date shall not have occurred.

SECTION 2.  Upon execution and delivery of this Agreement by the Borrower and each member of the [______] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Financing Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Lenders shall become a party to, and have the rights and obligations of Lenders under, the Receivables Financing Agreement and the “Commitment” with respect to the Committed Lenders in such Group as shall be as set forth under the signature of each such Committed Lender hereto] [the [______] Committed Lender shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______] Committed Lender hereto].

Exhibit C-1

SECTION 3.  Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Lender is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Financing Agreement.

SECTION 4.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).  This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged.  This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[___________], as a Conduit Lender

By:
Name Printed:
Title:
[Address]

[___________], as a Committed Lender

By:
Name Printed:
Title:
[Address]
[Commitment]

[_____________], as Group Agent for [_________]

By:
Name Printed:
Title:
[Address]

Exhibit C-3

NUSTAR FINANCE LLC,
as Borrower

By:
Name Printed:
Title:

Exhibit C-4

EXHIBIT D
Form of Weekly Report

On file with Administrative Agent and Servicer

Exhibit D

EXHIBIT E
Form of Information Package

On file with Administrative Agent and Servicer

Exhibit E

EXHIBIT F
Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of June 15, 2015 among NuStar Finance LLC (the “Borrower”), NuStar Energy L.P., as initial Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.            I am the duly elected ________________of the Servicer.

2.            I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.            The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.            Schedule I attached hereto sets forth financial statements of the Servicer and its Subsidiaries for the period referenced on such Schedule I.

[5.            Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

[SERVICER]
By:
Name:
Title:

Exhibit F-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.            Schedule of Compliance as of ___________________, 20__ with Section 8.02(a) of the Agreement.  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended: __________________.

B.            The following financial statements of Servicer and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

Exhibit F-3

SCHEDULE I
Commitments

PNC Group
Party	Capacity	Maximum Commitment
PNC	Committed Lender	$100,000,000
PNC	Group Agent	N/A

Schedule I-1

SCHEDULE II
Lock-Boxes, Lock-Box Accounts and Lock-Box Banks

LOCK-BOX BANK	LOCK-BOX ACCOUNT	LOCK-BOX	LOCK-BOX ADDRESS
JPMorgan Chase Bank, N.A.	323391729	N/A	N/A
JPMorgan Chase Bank, N.A.	658560420	N/A	N/A
JPMorgan Chase Bank, N.A.	699288130	974487	P.O. Box 974487 Dallas, TX 75397-4487

Schedule II-1

SCHEDULE III
Notice Addresses

(A)	in the case of the Borrower, at the following address:

NuStar Finance LLC
19003 IH-10 West
San Antonio, TX  78257
Attention:                      Christopher C. Russell
Telephone:                     (210) 918-3507
Facsimile:                     (210) 918-5758
Email:                           Christopher.Russell@nustarenergy.com

(B)	in the case of the Servicer, at the following address:

NuStar Energy L.P.
19003 IH-10 West
San Antonio, TX  78257
Attention:                      Christopher C. Russell
Telephone:                    (210) 918-3507
Facsimile:                     (210) 918-5758
Email:                           Christopher.Russell@nustarenergy.com

(C)	in the case of PNC or the Administrative Agent, at the following address:

PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention:                      Robyn Reeher
Telephone:                    (412) 768-3090
Facsimile:                     (412) 762-9184
Email:                           ABFAdmin@pnc.com

(D)
in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-1